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                                                               EXHIBIT (10)(vii)

                                                      March 2, 2001
                                                      REVISED MARCH 19, 2001

Mr. Marc R. Olivie
236 North Concord Street
Lancaster, PA 17603

Dear Marc,

We are delighted that you have accepted this offer of employment to join American Standard in the capacity of President - Worldwide Plumbing, Fixtures and Fittings, reporting to me. This offer of employment was contingent upon, and has been approved by, the Board of Directors of American Standard Companies.

As we discussed, your annual base salary rate will be $400,000.00, or on a bimonthly basis, $16,666.67. You will also participate in our Annual Incentive Plan (AIP) with an incentive target of 75%. We will guarantee a minimum incentive payment in the amount of $300,000.00 for the first, second, and third years, 2001, 2002, and 2003, respectively. The incentives are generally paid in the first quarter of the year following the year in which they are earned.

You will be eligible to participate in American Standard's Elected Officer Long Term Incentive Plan (LTIP) with a target of 130%. We will guarantee a minimum LTIP payment in the amount of $520,000.00 for the first, second, and third years, 2001, 2002, and 2003, respectively.

In addition, you will receive a Stock Option award of 100,000 shares of American Standard common stock, with a grant price equal to the average of the highest and lowest trading price of the stock on the date you commence employment. This does not constitute a commitment for a Stock Option award or the amount of such award for any period other than the one addressed. As discussed, you will continue to be eligible to participate in our Stock Option program with the intention to recommend, subject to Board discretion, an annual award in the range of 50,000 shares of American Standard common stock.

On your behalf, we will provide you a special 3-year retention program that includes the following: At the completion of your 3-year anniversary, an analysis will be made to determine the accumulated Economic Value of your combined total compensation i.e., base salary, annual bonuses (AIP), Long Term Incentive Plan (LTIP) payments, and the total value of Stock Options exercised to date (the "Economic Value"). Then, we will compare that Economic Value with the $7 million of expected total compensation value for the three full years that you have currently.

In the event that the Economic Value as defined above is less than $7 million, you will be provided a one-time opportunity to forfeit the total options granted and unexercised to date, in exchange for a cash payment equivalent to 50% of the difference between total cash paid (base salary, annual bonuses (AIP), Long Term Incentive Plan (LTIP) payments), plus the total value of Stock Options exercised to date, during your first three years of employment with American Standard and the established value of $7 million. Thereafter, you will continue to be eligible for annual Stock Option awards.

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In the event of your voluntary termination from the company, without cause, before your three year anniversary, the company will pro-rate and apply the terms of the above special three-year retention program for the term of actual employment.

You are entitled to participate in the American Standard Benefits Program as described in the attached summary. In addition, by agreement, you will be provided with five (5) weeks vacation per annum accrued and paid according to existing policy.

Attached is the relocation program description. With respect to the Mortgage Interest Differential (MID), the company will pay the difference between the selling price of your current home in Pennsylvania and your new mortgage interest rate in New Jersey at the rate of: 100 % for the first twelve month period, 66 2/3% for the second twelve month period, and 33 1/3% for the final twelve month period.

You will have 18 months to physically relocate from Pennsylvania to New Jersey. You will also be provided with up to 9 months of temporary living (which includes your rental payment and utilities) during the period prior to the relocation of your family. In the event that you decide to expedite your move, or otherwise feel that it is necessary, we will provide the assistance of third party purchase of your current residence. We will, of course, make every effort to make your relocation to New Jersey comfortable for you and your family.

American Standard maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the individual signing this letter.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, satisfactory reference checks, signing of the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct.

Marc, we expect that your decision to join the company will be mutually rewarding and we anticipate that you will form many productive and enjoyable relationships.

Please sign below indicating your acceptance of this offer and confirm your anticipated commencement date.

Sincerely yours,

/s/ Fred Poses

Fred Poses
Chairman and Chief Executive Officer

* Attachments

/s/ Marc Olivie
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Signature                                  Anticipated Commencement Date